SUPPLY AND DISTRIBUTION AGREEMENT

            THIS AGREEMENT is made as of the 31st day of July, 1996.

  B E T W E E N :

            SUPERCRETE N/A LIMITED, a corporation
            incorporated pursuant to the laws of the Turks & Caicos Islands, British West Indies

            (hereinafter "Supercrete")

            - and -

            GLOBESAT INFRASTRUCTURE TECHNOLOGIES CORP., a corporation incorporated pursuant to the laws of State of Utah, U.S.A.

            (hereinafter "Globesat")

            - and -

            STRATFORD ACQUISITION CORP., a corporation incorporated pursuant to the laws of the State of Minnesota, U.S.A.

            (hereinafter "Stratford")

            WHEREAS Supercrete is the owner of the Technology (as hereinafter defined), and in conjunction therewith owns the exclusive rights to manufacture, market, sell and distribute the Additive (as hereinafter defined) throughout certain countries of the world;

            AND WHEREAS Supercrete is a wholly-owned subsidiary of Stratford;

            AND WHEREAS Globesat wishes to obtain from Supercrete, and Supercrete has agreed to grant, the exclusive rights to market, sell and distribute the Additive in the Exclusive Territories (as hereinafter defined);

            AND WHEREAS Stratford has agreed to provide
  Globesat with Technical Assistance (as hereinafter defined) in connection with the foregoing, all upon the terms and conditions contained herein;

            NOW THEREFORE this Agreement witnesses that in consideration of the payments and mutual covenants herein and other good and valuable consideration (the receipt of which is hereby acknowledged by the parties hereto), the parties agree as follows:

                       ARTICLE I - DEFINITIONS

  1.01 In this Agreement, the following terms shall have the following meanings unless the context implies otherwise:

  "Additive" means the cementitious additive which has been developed by and is manufactured and distributed by Stratford, sometimes under the trade mark "Novacrete", and which is combined with one or more aggregates to manufacture Pre-Mix, and any and all new developments, innovations, modifications or improvements to such additive as conceived, developed or implemented by Stratford;

  "Agreement" means this supply and distribution agreement, as may be amended from time to time;

  "Exclusive Territories" means those countries as set out in Schedule "A" attached hereto to this Agreement;

  "Globesat" means Globesat Infrastructure Technologies Corp., its parent, subsidiaries and affiliates, or any other form of entity or organization, of which Globesat may or may not be a party, partner or shareholder, as the case may be, and its designees;

  "person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority;

  "Pre-Mix" means any ready-to-use mortar mixture which employs the Additive;

  "Stratford" means Stratford, its subsidiaries and affiliates, including Supercrete;

  "Technical Assistance" has the meaning ascribed thereto in
  Section 7.01 hereof; and

  "Technology" includes, without limitation, any one or more of the knowledge, information, know-how, manufacturing equipment, plant, set-up, design and technology to combine Additive and any one or more aggregates for the purpose of manufacturing Pre-Mix or any other enhanced concrete product whatsoever, and the knowledge, information and know-how to locate suitable sources of local aggregates to combine with Additive to manufacture Pre-Mix or any other enhanced concrete product whatsoever, in any particular country, part of a country, territory or part of a territory.

          ARTICLE II - APPOINTMENT OF EXCLUSIVE DISTRIBUTOR

  2.01 During the term of this Agreement, and otherwise subject to the terms and conditions contained herein, Stratford hereby appoints Globesat as its sole and exclusive distributor of the Additive and Pre-Mix in the Exclusive Territories. Globesat hereby accepts such appointment.

  2.02 Without limiting the generality of the appointment referred to in Section 2.01 hereof, Globesat shall have the right to market, sell and distribute the Additive and Pre-Mix to any person, or to appoint sub-distributors, on either an exclusive or non-exclusive basis, in the Exclusive Territories.

  2.03 During the term of this Agreement, Stratford covenants and agrees that it shall not market, sell or distribute the Additive or Pre-Mix to any person (other than Globesat) within any of the Exclusive Territories, nor shall it market, sell or distribute the Additive or Pre-Mix to any person (other than Globesat) who does or who intends to market, sell or distribute the Additive or Pre-Mix within the Exclusive Territories.

  2.04 Stratford shall not knowingly market, sell or distribute the Additive or Pre-Mix to any person outside of the Exclusive Territories for import into the Exclusive Territories. If Stratford learns that any of its distributors or customers (other than Globesat) are exporting such products into the Exclusive Territories, it will take such steps, to the extent permitted by applicable laws, to ensure that such distributor or customer ceases to export such products into the Exclusive Territories.

  ARTICLE III - APPOINTMENT OF NON-EXCLUSIVE DISTRIBUTOR AND
                        RIGHT OF FIRST REFUSAL

  3.01 During the term of this Agreement, and otherwise subject to the terms and conditions contained herein, Stratford hereby appoints Globesat as an authorized distributor in respect of the Additive, with the right to market, sell and distribute the Additive anywhere in the world, except for Canada, the United States of America, the Philippines, Greece and Macedonia. Globesat hereby accepts such appointment.

  3.02 During the term of this Agreement, if Stratford agrees that upon notification in writing provided to Stratford that Globesat has entered into a binding letter of intent with a potential distributor or blender in respect of the Additive, a copy of which Globesat must provide to

  Stratford, Stratford shall provide notification to its other authorized suppliers that the proposed exclusive territory named in such letter of intent proposed to be provided to such distributor or blender has been claimed by Globesat.

  3.03 Globesat shall have two (2)months, or such further amount of time as Stratford and Globesat may mutually agree, in which to formalize a distributor or blending agreement with the potential distributor or blender, failing which the proposed exclusive territory shall be available to be claimed by any other authorized supplier of Stratford in the same manner that Globesat was able to claim such proposed exclusive territory.

             ARTICLE IV - SUPPLY OF ADDITIVE AND PRE-MIX

  4.01 Stratford covenants and agrees that it shall at all times, and within a commercially reasonable time, make available to Globesat sufficient supply of Additive and Pre-Mix that may be required by Globesat, from time to time, to satisfy all of Globesat's demand, from time to time.

  4.02 Stratford agrees to use its best efforts to meet the delivery dates specified in all purchase orders for Additive and/or Pre-Mix placed by Globesat with Stratford. Stratford shall promptly notify Globesat of any delay or anticipated delay in meeting such delivery date and shall notify Globesat of the date on which it believes delivery will be made. Title to the product which is the subject of a purchase order shall pass upon shipment from Stratford's North American manufacturing facilities.

  4.03 (a)  Commencing from the date of this Agreement until
  the           expiry of the second anniversary thereof,
  unless the parties otherwise agree in writing, the purchase price of Additive from Stratford by Globesat shall be four dollars ($4.00) per pound, subject to any applicable volume discounts which may be provided by Stratford.

       (b) Upon the expiry of the second anniversary following the date of this Agreement, and upon completion of each full year thereafter, the purchase price at which Stratford sells Additive to Globesat hereunder may be increased by Stratford, upon a minimum of ninety (90)days advance notice in writing prior to such date, by an amount equal to the increase in Stratford's cost, acting reasonably. Stratford agrees to provide with such supporting documentation as may be to satisfy Globesat of the amount of any increase in Stratford's cost.

       (c) During the term of this Agreement and any renewals, the purchase of Pre-Mix from Stratford by Globesat shall be based upon the prevailing wholesale prices, having regard to the quantity ordered, the size of the bag of Pre-Mix, and the type and specifications of any particular Pre-Mix, subject to any applicable volume discounts which may be provided by Stratford.

  4.04 Globesat acknowledges and agrees that the purchase prices for Additive and Pre-Mix referred to above are exclusive of any applicable taxes, duties and levies whatsoever which may be imposed on the purchaser or importer of same in any applicable jurisdiction, and exclusive of any applicable shipping, handling or cartage charges. Unless otherwise agreed by the parties in writing, the above-noted prices are deemed to be F.O.B Stratford's North American or Greek manufacturing facilities, as the case may be.

  4.05 During the term of this Agreement and any renewals hereof, Stratford covenants and agrees that, subject to volume discounts which are also afforded to Globesat, it shall not sell Additive or Pre-Mix to any other person, anywhere in the world, for an amount less than the amount at which it sells Additive or Pre-Mix to Globesat hereunder.

  4.06 Globesat shall pay all amounts owing to Stratford for any Additive and Pre-Mix purchase orders by way of an irrevocable letter of credit. The terms of payment may be changed or modified by the parties upon mutual agreement at any time.

  4.07 Provided that the Technology is applied by Globesat in a substantially correct manner (i.e., for grater certainty, the additive is formulated correctly), Stratford warrants that all Additive supplied to Globesat shall be free from defects of workmanship and shall be fit for the purpose of blending to manufacture a superior quality mortar with pre-determined performance specifications. Stratford shall replace, at its sole cost and expense (including shipping and handling expenses), any Additive which is not fit for such purpose or which is defective or faulty so as to be unsaleable and which Globesat returns to Stratford. Stratford warrants that all Pre-Mix supplied to Globesat shall be free from defects of workmanship. Stratford shall replace, at its sole cost and expense (including shipping and handling expenses), any Pre-Mix which is defective or faulty so as to be unsaleable and which Globesat returns to Stratford.

  4.08 The warranties applicable to each of the Additive and Pre-Mix sold to Globesat under this Agreement shall conform to the separate manufacturing product warranties then in effect with respect to such products and Globesat agrees to inform its customers and distributors of such warranties and any changes thereto that Stratford supplies to Globesat from time to time.

  4.09 For greater certainty hereunder, the parties agree that the price at which Globesat sells Additive and/or
  Pre-Mix to any person shall be at Globesat's sole and absolute discretion.

           ARTICLE V - PERFORMANCE AND PRODUCT DISTRIBUTION

  5.01 During the term of this Agreement, Globesat covenants and agrees that it shall use its reasonable best efforts to market and promote the Additive, Pre-Mix, and the goodwill associated therewith.

  5.02 During each year of the term of this Agreement and any renewals hereof, Stratford covenants that it shall contribute the amount of ten thousand dollars ($10,000) annually towards the cost of any advertising and marketing materials to be used by Globesat in conjunction with Globesat's marketing of the Additive and Pre-Mix, provided that Stratford shall have the right to review and revise any such materials to ensure that same accurately informs as to the specifications, standards, and performance of the Additive and any Pre-Mix.

  5.03 Subject to Section 5.06 hereof, Globesat shall be required to meet the following minimum purchase quotas during the initial term of this Agreement:

       (a) during the first two years of the term, Globesat shall be required to purchase a minimum of one million Dollars ($1,000,000) of Additive;

       (b) during the third year of the term, Globesat shall be required to purchase a minimum of one million dollars ($1,000,000) of Additive;

       (c) during the fourth year of the term, Globesat shall be required to purchase a minimum of one million dollars ($1,000,000) of Additive;

       (d) during the fifth year of the term, Globesat shall be required to purchase a minimum of one million dollars ($1,000,000) of Additive;

  provided that any annual purchase requirement may be reduced to the extent that any preceding annual purchase requirement has been exceeded, such that the purchase requirements for any year does not exceed the amount stated above in each subparagraph.

  5.04 Globesat may, at its option, pay to Stratford the difference between the amount of purchases in any given year and the minimum annual purchase requirement for such year.

  5.05 Should Globesat fail to meet any minimum annual purchase requirement as aforesaid, the rights granted to Globesat in Article II hereunder shall thereupon become non-exclusive rights in respect of the Exclusive Territories upon thirty (30)day's written notice by Stratford to Globesat specifying same. Notwithstanding the provisions of
  Section 11.04 hereof, this section is the sole remedy of Stratford in respect of the failure of Globesat to meet any minimum annual purchase requirements as aforesaid.

  5.06 In the event that Stratford is unable to supply Globesat with sufficient Additive or Pre-Mix to meet any of its minimum annual purchase requirements in any annual period, then the minimum annual purchase requirement for such period shall be reduced to an amount equal to the quantity of product supplied by Stratford in that period.

               ARTICLE VI - ISSUANCE OF GLOBESAT SHARES

  6.01 In consideration of the appointments of Globesat hereunder, Globesat Holding Corp. shall cause to be issued three hundred thousand (300,000) "restricted" shares in the common stock of Globesat Holding Corp. to Stratford. Such shares shall be subject to the provisions of Rule 144 of the United States Securities Act of 1933 and a hold period of two (2) years from the date hereof. Such shares shall be issued by Globesat Holding Corp. no later than August 13, 1996, otherwise this Agreement shall become null and void.

           ARTICLE VII - TECHNICAL ASSISTANCE AND TRAINING

  7.01 Stratford covenants and agrees that, subject to the confidentiality provisions contained herein, upon the request of Globesat, it shall promptly provide Globesat and any person designated by Globesat with such technical assistance as will enable such person to manufacture Pre-Mix of saleable quality ("Technical Assistance"), including without limitation, assistance in sourcing local aggregates, assistance in utilizing and/or modifying Globesat's existing mortar blending equipment, and assistance in establishing the proper combination of Additive and local aggregates, all of which aim for and will result in Globesat being able to properly and efficiently blend the Additive with such local aggregates to manufacture Pre-Mix meeting specified saleable requirements.

  7.02 Stratford covenants and agrees that in respect of each distributor arrangement, blending operation established by Globesat in respect of the Additive, it shall provide to Globesat all of the necessary blending equipment required for the distributor to commence blending operations, to a maximum of one hundred thousand dollars ($100,000) of blending equipment, provided that the distributor or blender, as the case may be, posts a performance bond, acceptable to Stratford, to ensure the purchase of a minimum of two hundred and twenty thousand pounds (220,000 lbs.) of Additive during the first year of the initial term of any such distributor or blending agreement.

  7.03 In the alternative to the provision of equipment as provided in Section 7.02 hereof, at the option of Globesat, Stratford shall provide a product purchase price credit to Globesat in the amount of one hundred thousand dollars ($100,000), to be applied against any order of Additive or Pre-Mix of equal or greater value.

  7.04 Technical Assistance and support shall be provided by Stratford, its agents, and employees, as requested or required, provided that Stratford shall be solely responsible for the costs associated with the provision of initial Technical Assistance to implement and commence the manufacturing/blending process, which Technical Assistance shall be limited to the provision of one qualified Stratford agent or employee for and during a period of seven (7) days only, along with all written materials regarding the manufacture of Pre-Mix then available, and thereafter Globesat shall be responsible for Stratford's reasonable costs incurred in providing any additional Technical Assistance.

  7.05 Stratford shall provide initial technical training to such agents and employees of Globesat that may require same for the performance of their duties, provided that Stratford shall be solely responsible for the costs associated with the provision of initial technical training to a reasonable number of agents and/or employees, which technical training shall be limited to the provisions of one qualified Stratford agent or employee for and during a period of seven (7) days only, and thereafter
  Globesat shall be responsible for Stratford's reasonable costs incurred in providing any additional technical training or retraining.

                ARTICLE VIII - COVENANTS OF STRATFORD

  8.01 Stratford warrants, covenants and agrees that it has the right to enter into this Agreement and to grant to Globesat the exclusive distributorship arrangements outlined herein in the Exclusive Territories and agrees to indemnify and save harmless Globesat, its officers and employees, in connection with any claims which might be asserted against Globesat by others claiming title to the Additive or Pre-Mix or a prior right granted by Stratford to distribute such products in the Exclusive
  Territories. Upon the execution of this Agreement, Stratford agrees to provide notice to any of its authorized suppliers and agents of the exclusive distributorship granted to Globesat hereunder.

  8.02 Stratford covenants and agrees that it shall refer all inquiries regarding the purchase of Additive or Pre-Mix within any such Exclusive Territories to Globesat.

  8.03 Stratford covenants and agrees that, upon execution of this Agreement, it shall fully divulge and deliver to Globesat any and all information and particulars with respect to the Technology and the Additive as necessary or required, and the technical information and processes related thereto. In the event of any innovation, modification or improvement to such technical information and processes, or any new development with respect thereto, it shall forthwith disclose and provide full particulars to Globesat for its use and implementation, subject to the terms and conditions contained herein.

                         ARTICLE IX - AGENTS

  9.01 Globesat shall be permitted to engage and employ such agents to assist Globesat in carrying out its duties and responsibilities hereunder, upon such terms and conditions as Globesat, in its sole and absolute discretion deems acceptable.

  9.02 It is expressly understood and agreed that Globesat shall be solely responsible for any remuneration or commissions earned or expenses incurred by any agents and shall, under no circumstances, be entitled to any reimbursement of any such expenses whatsoever from

  Stratford.

                     ARTICLE X - CONFIDENTIALITY

  10.01 Globesat covenants and agrees not to use or disclose to any third party or use at any time contrary to the interests of Stratford any trade secrets, confidential information, knowledge or data relating to the business and affairs of Stratford, the Technology, or the Additive that Globesat may have, obtain or acquire as a result of this Agreement, other than in the performance of its duties and obligations hereunder, and in connection therewith Globesat agrees to execute and abide by any confidentiality agreement that Stratford may from time to time require, acting reasonably.

  10.02 Neither party shall directly or indirectly, at any time, without the express written consent of the other, publish, disclose or divulge to any person any trade secrets, knowledge, data, or confidential information of any nature relating to the business and the affairs of the other party, or relating to any of the particulars of the relationship between Stratford and Globesat created hereunder, which either may have imparted to the other or which they may acquire or become aware of during or as a result of the appointment of Globesat herein.

  10.03 Without in any way limiting the generality of the foregoing, Stratford specifically covenants and agrees that it shall maintain the confidentiality of the cost to Globesat of Additive and Pre-Mix from Stratford, and shall under no circumstances disclose same to any person.

  10.04 The provisions of this Article X shall survive the termination or non-renewal of this Agreement.

                  ARTICLE XI - TERM AND TERMINATION

  11.01 This Agreement shall be for a term of five (5) years (the "Initial Term"), unless otherwise terminated as provided hereunder.

  11.02 If Globesat gives Stratford ninety (90) days' written notice prior to the expiry of the Initial Term, at the option of Globesat, this Agreement shall be renewable for a further five (5) year period (the "Extended Term") provided that Globesat has paid to Stratford the amounts set out in Article V hereof during the Initial Term. The terms and conditions of this Agreement shall remain in full force and effect, unamended, during the Extended Term, with the exception of Section 5.03, which shall provide for minimum purchase quotas for each of the five years during such term equal to the mean of total purchases by Globesat of Additive in years three to five, inclusive, of the Initial Term. Globesat, shall have the option to renew this Agreement for an additional five (5) year term thereafter on the same terms and conditions as under the Extended Term, with the exception of Section 5.03, which shall provide for minimum purchase quotas for each of the five years during such term equal to the mean of total purchases by Globesat of Additive in years three to five, inclusive, of the Extended Term.

  11.03 Either party may terminate this Agreement at any time without notice, if the other party:

       (a) makes an assignment for the benefit of its creditors;
            or

       (b) is adjudicated bankrupt or becomes voluntarily or involuntarily subject to any proceedings for the benefit of its creditors.

  11.04 Either party may terminate this Agreement at any time, if the other party fails to comply with any material term or condition of this Agreement or fails to fulfil or comply with any obligation undertaken by it pursuant to this Agreement and such default is not cured within thirty (30) days of written notice given in respect thereof.

                   ARTICLE XII - GENERAL PROVISIONS

  12.01 Any notice or other communications (a "Notice") required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or sent by registered mail, charges prepaid, addressed as follows:

       (a)  if to Supercrete:

            5420 North Service Road
            5th Floor
            Burlington, Ontario L7L 6C7

            Attention:     Mr. Arthur Smith
            Facsimile No:  (905) 319-6414

       (b)  if to Globesat:

            181 Bay Street, Suite 1800
            Toronto, Ontario
            M5J 2T9

            Attention:     Mr. Lee A. Greenspoon
            Facsimile No.: (416) 364-1241

       (c)  if to Stratford:

            5420 North Service Road
            5th Floor
            Burlington, Ontario
            L7L 6C7

            Attention:     Mr. Arthur Smith
            Facsimile No.: (905) 631-7907

  or at any such other address or addresses as may be given by any of them to the other in writing from time to time. Such Notice, if mailed, shall be deemed to have been given on the second business day (except Saturdays or Sundays) following such mailing, or if delivered personally or transmitted by facsimile, shall be deemed to have been given on the day of delivery or transmission, as the case may be, if a business day, or if not a business day, on the business day next following the day of delivery or transmission, as the case may be; provided that if such Notice shall have been mailed and if regular mail service shall be interrupted by strike or other irregularity before the deemed receipt of such Notice as aforesaid, then such Notice shall not be effective unless delivered or transmitted by facsimile.

  12.02 Any delay or failure of any party hereto to perform its obligations under this agreement shall be excused if, and to the extent, that the delay or failure is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, action by any governmental authority (whether valid or invalid), fires, floods, wind storms, explosions, riots, natural disasters, wars, sabotage, labour problems (including lock-outs, strikes and slow-downs), inability to obtain power, material, labour, equipment or transportation, or court injunction or order; provided that written notice of delay (including the anticipated duration of the delay) shall be given by the affected party to the other party within ten (10) days.

  12.03 This Agreement is not assignable by Globesat without the prior written consent of Stratford, which consent shall not be unreasonably withheld.

  12.04 Unless otherwise indicated herein, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

  12.05 This Agreement does not create a partnership or joint venture between the parties and does not grant any right to either to assume or create obligations or responsibilities, express or implied, on behalf of or in the name of the other party or to otherwise bind the other party in any manner whatsoever, other than as specifically provided for hereunder.

  12.06 The failure of either party hereto at any time to require performance by the other party of any provision hereof shall in no way affect the right of such a party to require such performance at any time thereafter nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any subsequent breach of the same or any other provision nor constitute a waiver of the provision itself.

  12.07 In the event that any one or more of the provisions of this Agreement shall at any time be declared to be invalid or otherwise rendered unenforceable by judicial or administrative decision, unless the invalidity or unenforceability of such provision does substantial violence to the underlying purport and meaning of the remainder of this Agreement, it is the intention of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement, except those with respect to which such invalid or unenforceable provisions comprise an integral part thereof or are otherwise clearly inseparable therefrom.

  12.08 This Agreement supersedes any prior agreements or understanding, either oral or in writing between the parties and constitutes the entire Agreement between the parties relating to the subject matter hereof. No amendments, variations, or alterations to this Agreement shall be valid or binding upon the parties hereto unless made in writing and agreed to by both parties.

  12.09 Except as otherwise contemplated herein, no announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other parties hereto. The foregoing will not apply to any announcement by any party hereto required in order to comply with laws pertaining to timely disclosure, if applicable, provided that such party hereto consults with the other parties hereto before making any such announcement.

  12.10 This contract shall be governed by and construed in accordance with the laws of the Province of Ontario, and each party hereby irrevocably attorns to the jurisdiction of the Courts of Ontario.

  12.11 This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


  SUPERCRETE N/A LIMITED

  Per: /s/ Arthur Smith, Designated Signing Officer

  GLOBESAT INFRASTRUCTURE TECHNOLOGIES CORP.

  Per: /s/ Lee A. Greenspoon, President

  STRATFORD ACQUISITION CORP.

    Per: /s/ Arthur Smith, President

        Schedule "A" to the Supply and Distribution Agreement
                      made as of July 31st, 1996
                   between Supercrete N/A Limited,
              Globesat Infrastructure Technologies Corp.
                   and Stratford Acquisition Corp.

                        EXCLUSIVE TERRITORIES


  1.   Argentina
  2.   Chile
  3.   Mexico